UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  May 12, 2010

GRYPHON GOLD CORPORATION (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-127635 (Commission File Number)	92-0185596 (IRS Employer Identification No.)

675 West Hastings Street, Suite 711 Vancouver, BC V6B 1N2 (Address of Principal Executive Offices) (Zip Code)

(604) 261-2229
(Registrant's Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, R. William Wilson resigned as interim Chief Financial officer of the Registrant, effective May 28, 2010. On May 12, 2010, the Registrant’s board of directors accepted Mr. Wilson’s resignation and appointed Matthew Fowler of Sharp Executive Associates, Inc. as interim Chief Financial Officer of the Registrant, effective May 28, 2010.

In connection with Mr. Fowler’s appointment as interim Chief Financial Officer, the Registrant granted 50,000 stock options to each of Mr. Fowler and Sharp Executive Associates, Inc. pursuant to the terms of the Registrant’s 2006 Omnibus Incentive Plan. The stock options are exercisable for a period of 5 years from the date of grant at an exercise price of $0.14 per share and vest as follows: 50% on the date of grant and 50% on December 31, 2010.

Mr. Fowler has six years of investment, corporate finance and Securities and Exchange Commission ("SEC") accounting experience. Over the course of his career, Mr. Fowler has held leadership roles with Strata Partners, LLC, a boutique investment bank in Seattle, Washington, Octavius Capital Management, LLC, a registered investment adviser serving high net worth individuals, and Sharp Executive Associates, Inc., an international financial consultancy assisting private companies and SEC registered and Toronto Stock Exchange ("TSX") listed public companies with their accounting and regulatory compliance needs. During his career, Mr. Fowler has raised approximately $25 million of institutional capital for private equity investments, invested in numerous private equity transactions and drafted and finalized SEC and TSX documents for publicly listed companies. Mr. Fowler received an AB degree in economics and a Certificate in Accounting from the University of Washington.

The Registrant is not aware of any family relationships, by blood, marriage, or adoption, between Mr. Fowler and any other director or executive officer of the Registrant. The Registrant knows of no transactions involving the Registrant during the last two years in which Mr. Fowler had a direct or indirect interest.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gryphon Gold Corporation
(Registrant)

Dated: May 17, 2010	By: /s/ John L. Key
John L. Key Chief Executive Officer